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                             ARTICLES SUPPLEMENTARY

                                       OF

                             HEARTLAND GROUP, INC.


     The Board of Directors of Heartland Group, Inc. ("Heartland Group"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolution unanimously adopted on August 8, 1996, has taken action to withdraw the designation of, and to discontinue, its series known as the Heartland Nebraska Tax Free Fund (the "Fund"). The shareholders of the Fund, voting separately, approved such withdrawal and discontinuance at a special meeting held on December 2, 1996. Heartland Group, having been authorized to issue one billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of one million dollars ($1,000,000), has the following seven series in existence as of the effective date hereof:


           SERIES                                     NO. OF SHARES
           --------                                   ---------------

           Heartland Small Cap Contrarian Fund        100 Million
           Heartland Value Fund                       100 Million
           Heartland Mid Cap Value Fund               100 Million
           Heartland Large Cap Value Fund             100 Million
           Heartland Value Plus Fund                  100 Million
           Heartland U.S. Government Securities Fund  100 Million
           Heartland Wisconsin Tax Free Fund          100 Million


     All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section
7.2 of Heartland Group's Articles of Incorporation.

     The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group's Articles of Incorporation and Sections










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2-105(a)(9), 2-105(c) and 2-208 of the Maryland General Corporation Law, all
subject to approval by the Fund's shareholders, which shareholder approval has been obtained.



                                     HEARTLAND GROUP, INC.



                                     By:      ___________________________
                                              William J. Nasgovitz, President

                                     Attest:


                                     By:      ___________________________
                                              Lois J. Schmatzhagen, Secretary

  Dated:  December 18, 1996

  STATE OF WISCONSIN          )
                              )  SS
  COUNTY OF MILWAUKEE         )

     On this ____ day of _____________ , 1996, before me, a Notary Public for the State and County set forth above, personally came William J. Nasgovitz, as President of Heartland Group, Inc., and Lois J. Schmatzhagen, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

     IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


                                             __________________________________
                                              Notary Public, State of Wisconsin
                                              My Commission Expires: ___________

(SEAL)